REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Kelyniam Global, Inc.
(Name of small business issuer in its charter)

8711
Primary Standard Industrial
Classification Code Number

Nevada	20-4130012
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification number)

1100 North University Avenue
Suite 135
Little Rock, Arkansas 72207
With a copy to:
Michael Stolzar, Esq	72207
Karlen & Stolzar, LLP	(Zip code)
1 North Broadway, Suite 800
White Plains, New York 10601
(Address of principal executive offices)

Issuer's telephone number: 1-800-280-8192 or 1-501-553-9198, FAX 1-501-641-2000

SEC File Number: 333-139015

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If any of the Securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit (1)	Proposed maximum aggregate offering price	Amount of registration fee(2)

Common Stock	601,300	$.65	$390,845	$15.36

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2)  Previously Paid

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED January 22, 2008

PRELIMINARY PROSPECTUS

Kelyniam Global, Inc.

The selling shareholders are offering up to 601,300 shares of common stock. The selling shareholders will offer and sell their shares at $.65 per share until our shares are quoted on the OTC Bulletin Board, and, assuming we secure this qualification for quotation, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs of this offering. Selling shareholders will pay no offering expenses.

Prior to this offering, there has been no market for our securities. Our common stock is not now listed on any national securities exchange, the NASDAQ stock market, or the OTC Bulletin Board.  There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See “Risk Factors” beginning on page 4.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 22, 2008.

SUMMARY INFORMATION AND RISK FACTORS

Potential Investors should carefully read all information in the prospectus, including the financial statements and their explanatory notes, under the Financial Statements prior to making an investment decision.

Organization
Kelyniam Global, Inc. was originally organized and incorporated under the name Ketner Global Investments, Inc. in the state of Nevada on December 30, 2005. On January 1, 2006, the company formally commenced operations.  On December 5, 2007, the name was changed from Ketner Global Investments, Inc. to Kelyniam Global, Inc.  The company’s address is 1100 North University Avenue, Suite 135, Little Rock, Arkansas 72207.

Our phone number is 1-800-280-8192 (1-501-553-9198, outside the U.S.), FAX 1-501-641-2000 and our company’s web site is www.kelyniam.com.

Business

We are an engineering and management consulting company providing services for, but not limited to, large scale manufacturing industries.  Our clients are typically in the aircraft and automotive industries.  We offer a complete cradle to grave consulting service that encompasses all disciplines of the Design, Engineering and Manufacturing process which specializes in the use of CADCAM (Computer aided design computer aided manufacturing).  Some examples of the types of services our company and officers have offered in the past, and which Kelyniam Global, Inc. intends to offer in the future but not limited too are as follows:

Initial design and development in automotive styling studios including ‘Class A’ surface design and development, Wind tunnel model design and production, Sheet metal design for body in White, and conventional stampings, Numeric Control Programming for production, tooling, composite and conventional tooling and manufacturing methods, Interior aircraft design and development including follow through to manufacturing processes, Primary Structural Design for aircraft, plastic injection molding design and development including follow through to the manufacturing processes with accompanying tool design,  Research and Development of practicality issues from new manufacturing processes, CADCAM support for CATIA (Computer aided three dimensional interactive application), Research and development of alternate methods of electrical generation and the study of vibratory and bounded field harmonics.

We not only provide specific consulting work for these processes, but also offer a product lifecycle management as well. Our engineering services are not limited to the automotive and aircraft industry.  The use of CADCAM technology today can be seen in many disciplines of the design and manufacturing processes, and Kelyniam Global, Inc. has the ability through the company’s staff to accommodate almost any need in these types of environments.

We are:

•	A development stage Engineering Consulting firm with research and development in Mechanical Engineering
•	Searching for investments in companies we provide consulting work
•	Seeking additional contracts in the engineering and manufacturing environments.

Since our inception, we have devoted our activities to the following:

•	Developing our business plan for North and South American Markets
•	Providing Engineering consulting services
•	Pursuing additional Engineering Consulting Contracts
•	Developing our long term business strategies in the Global Market place

Because we are a new and expanding company with a limited history of revenues, and a limited history of operations, and currently have no revenue generating contracts, our independent auditors have indicated that there is substantial doubt about our ability to continue as a going concern over the next twelve months.

The Offering

As of the date of this prospectus, we have 10,000,000 shares of common stock authorized, and 9,531,300 of common stock outstanding.

The selling shareholders are offering up to 601,300 shares of common stock. The selling shareholders will offer and sell their shares at $.65 per share until our shares are quoted on the OTC Bulletin Board, and, assuming we secure this qualification for quotation, thereafter at prevailing market prices or privately negotiated prices. We will pay all expenses of registering the securities.  We will not receive any proceeds of the sale of these securities.

Financial Summary

Because this is only a financial summary, it does not contain all the financial information that may be important to investors. Therefore, one should carefully read all the information in this prospectus, including the financial statements and their explanatory notes before making an investment decision.

STATEMENT OF OPERATIONS AND COMPREHENSIVE LOSS FOR
THE YEAR ENDED DECEMBER 31, 2007 AND 2006
AND FROM INCEPTION THROUGH DECEMBER 31, 2005

	Year Ended December 31,				From Inception through December 31,
	2007		2006 (as restated)		2007
REVENUES		$46,567		$69,250	$115,817
TOTAL OPERATING EXPENSES		219,649		79,359	299,008
INTEREST EXPENSE (NET)		3,432		1,796	5,228
TOTAL OTHER EXPENSE		6,187		33,282	39,469
NET LOSS	$	(182,701)	$	(45,187)	$ (227,888)

BALANCE SHEETS AS OF DECEMBER 31, 2007 AND 2006

	December 31,
	2007	2006 (as restated)
TOTAL ASSETS	$67,739	$83,556
TOTAL LIABILITIES	139,928	114,800
ACCUMULATED DEFICIT	(227,888)	(45,187)
TOTAL STOCKHOLDERS’ DEFICIT	(72,189)	(31,244)
TOTAL LIABILITIES, STOCKHOLDERS’ DEFICIT	$67,739	$83,556

Risk Factors

In addition to the other information provided in this prospectus, investors should carefully consider the following risk factors in evaluating our business before purchasing any of our common stock. All material risks are discussed in this section.

Our common stock is not currently quoted on the OTCBB and no market may ever develop for our stock.

We are a new and developing company with limited revenues and a limited history of operations. Our poor financial condition raises substantial doubt about our ability to continue as a going concern. One will be unable to determine whether we will be able to continue to grow, be profitable, or continue as a going concern.

We are a new and developing company that as of December 31, 2007, has had limited cash generation, and have had limited cash on hand. We have shown a net loss for the year ended December 31, 2007 of $182,701.

Since our inception through the date of this registration statement we have raised a total of $43,200 in cash from two private offerings of our common stock in order to commence and continue operations.   The first private offering began January 1, 2006 ending December 31, 2006, and the second beginning August 10, 2007 ending as of the date of this registration statement.  To stay and become more profitable we will need to continually secure and maintain contracts in our market place.  We also hope to be able to raise additional funds from an offering of our stock in the future to expedite the company’s development and growth. We have no agreements, commitments or understandings in place concerning this type of offering. This offering may not occur, or if it occurs, may not raise the required funding to expedite the company’s growth.

Our ability to continue as a going concern is dependent on our ability to continually secure and maintain contracts in our market place, however we may not be able to secure and maintain contracts in the future. Our independent auditors have indicated that there is substantial doubt about our ability to continue as a going concern over the next twelve months. Our limited history of operations, and limited available funds on hand could inhibit our ability to achieve our business plans. Because we have only a limited history of operations, an investor cannot determine if we will stay profitable, and continue as a going concern.

We have a limited history of operations, and currently do not have any revenue generating contracts.

We currently do not have any revenue generating contracts, and have had only one contract since the company’s inception.  If we cannot negotiate new contracts in the future the company may be unable to generate further revenues and eliminate our ability as a going concern.

We may be unable to successfully implement our business plan as described.  We will also be subject to all the risks, uncertainty and lack of standing generally associated with new enterprises.  Despite the facts that our management team has experience in many facets of our business, there can absolutely be no assurance that we will be able to survive and operate profitably in the highly competitive and rapidly changing business environment in which we intend to engage.

We will be competing with other and perhaps more established companies endeavoring to provide similar services to our potential customers and many of these organizations may be larger and possess greater resources, reputation and experience in our industry.  Accordingly, there can be no assurance that we will be able to penetrate our market and operate profitable according to our business plan.

We face risk associated with the investments we may make in other companies in accordance with our business.  Should the companies in which we invest fail to do well or should their securities fail to appreciate in price or value, we may lose substantial funds from investments in these securities.

We face risks associated with the marketing, and sale of our services internationally, and if we are unable to effectively manage these risks, it could impair our ability to expand our business abroad.

We expect that the sales of our services to manufacturers and or clients internationally will be significant to our continued growth. It will require significant management attention and financial resources to successfully develop our international clients. In addition, the marketing and sales of our services internationally expose us to a number of markets with which we have limited experience. If we are unable to effectively manage these risks, it could impair our ability to grow our business abroad. These risks include:

•	Difficult and expensive compliance with the commercial and legal requirements of international markets, with which we may have only limited experience;

•	Inability to obtain, maintain or enforce intellectual property rights;

•	Encountering trade barriers such as tariffs, taxes and other restrictions and expenses which could affect the competitive pricing of our services and reduce our market share in some countries;

•	Fluctuations in currency exchange rates relative to the United States dollar;

•	Difficulty in recruiting and retaining individuals skilled in international business operations;

•	Increased costs associated with maintaining international marketing efforts;

•	Difficulty of enforcing revenue collection internationally; and

•	Inability to develop, market, and sell our services in international markets due to, for example, third-party intellectual property rights.

We expect that a large portion of our international sales will be denominated in United States dollars. As a result, increases in the value of the United States dollar relative to foreign currencies would cause our products to become less competitive in international markets and could result in limited, if any, sales and profitability.

Because insiders control our activities, they may cause us to act in a manner that is most beneficial to them and not to outside shareholders, which could cause us not to take actions that outside investors might view favorably.

Our executive officers, directors, and holders of 5% or more of our outstanding common stock beneficially own approximately 95% of our outstanding common stock. As a result, they effectively control all matters requiring director and stockholder approval, including the election of directors, the approval of significant corporate transactions, such as mergers and related party transaction. These insiders also have the ability to delay or perhaps even block, by their ownership of our stock, an unsolicited tender offer. This concentration of ownership could have the effect of delaying, deterring or preventing a change in control of our company that one might view favorably.

Our management decisions are made by our founder and President, Mr. James Ketner, if we lose his services, our revenues may be substantially reduced.

The success of our business is dependent upon the expertise of our President, Mr. Ketner.  Because Mr. Ketner is essential to our operations, investors must rely on his management decisions.  Mr. Ketner will continue to control our business affairs after this filing. We have not obtained any key man life insurance relating to Mr. Ketner. If we lose his services, we may not be able to hire and retain another President with comparable experience. As a result, the loss of Mr. Ketner’s services could reduce our revenues.  We have no written employment agreement or covenant not to compete with President Ketner.

Because our common stock is considered a penny stock, any investment in our common stock is considered a high-risk investment and is subject to restrictions on marketability; one may be unable to sell their shares.

We are subject to the penny stock rules adopted by the Securities and Exchange Commission that require brokers to provide extensive disclosure to its customers prior to executing trades in penny stocks. These disclosure requirements may cause a reduction in the trading activity of our common stock, which in all likelihood would make it difficult for our shareholders to sell their securities.

Sales of our common stock under Rule 144 could reduce the price of our stock.

As of the date of this registration statement there are 461,300 shares of our common stock held by non-affiliates and approximately 9,070,000 shares of our common stock held by affiliates under Rule 144 of the Securities Act of 1933 which defines as restricted securities.

461,300 of our shares being held by non-affiliates and 140,000 shares held by affiliates are being registered under this registration statement and will be available for sale when the registration statement is declared effective. All of our shares held by affiliates not being registered on this form will be subject to the resale restrictions of Rule 144. In General, effective February 15, 2008, affiliates holding restricted securities must hold their shares for a period of at least six months, and otherwise comply with the requirements of Rule 144. Effective February 15, 2008, these restrictions do not apply to re-sales under Rule 144 for non-affiliates holding unregistered shares for at least six months. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Because we do not have an audit or compensation committee, shareholders will have to rely on the entire board of directors, all of which are not independent, to perform these functions.

We do not have an audit or compensation committee comprised of independent directors. Indeed, we do not have any audit or compensation committee. These functions are performed by the board of directors as a whole. All members of the board of directors are not independent directors. Thus, there is a potential conflict in that board members who are management will participate in discussions concerning management compensation and audit issues that may affect management decisions.

Special Information Regarding Forward Looking Statements

Some of the statements in this prospectus are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements. We caution one not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments. However, the Private Securities Litigation Reform Act of 1995 is not available to us as a penny stock issuer and thus we may not rely on the statutory safe harbor from liability for forward-looking statements. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with this offering.

USE OF PROCEEDS

Not applicable. We will not receive any proceeds from the sale of shares offered by the selling shareholders.

DETERMINATION OF OFFERING PRICE

Not applicable. The selling stockholders may offer their shares through public or private transactions, on or off OTCBB, at prevailing market prices, or at privately negotiated prices.

DILUTION

Not applicable. We are not offering any shares in this registration statement. All shares are being registered on behalf of our selling shareholders.

SELLING SHAREHOLDERS

The selling shareholders named below are selling the securities. The table assumes that all of the securities will be sold in this offering. However, any or all of the securities listed below may be retained by any of the selling shareholders, and therefore, no accurate forecast can be made as to the number of securities that will be held by the selling shareholders upon termination of this offering. These selling shareholders acquired their shares by purchases in a single private placement exempt from registration under section 4(2) and section 4(6) of the Securities Act of 1933 for $.10 to $.50 after the company was organized. We believe that the selling shareholders listed in the table have sole voting and investment powers with respect to the securities indicated. We will not receive any proceeds from the sale of the securities by the selling shareholders. No selling shareholders are broker-dealers or affiliates of broker-dealers.

	Beneficial Ownership Before Offering[1]		Number of	Beneficial Ownership After Offering(1)
Name Of Selling Stockholder(1)	Number of Shares	Percent[2]	Shares Being Offered	Number of Shares	Percent(2)
Tracy Hanson [11]	5,800	*	5,800	0	—
Eric Hanson [12]	5,800	*	5,800	0	—
Phyllis Ketner [13]	7,900	*	7,900	0	—
Tommy Hanson	800	*	800	0	—
David Thadeu	9,000	*	9,000	0	—
Eilleu Thadeu [5]	400	*	400	0	—
Chad Thadeu [5]	400	*	400	0	—
Jonathon Keenan	2,000	*	2,000	0	—
Gayla Maas	400	*	400	0	—
Gary Jones	400	*	400	0	—
Jennifer O’Clair [6]	1,000	*	1,000	0	—
Bryan O’Clair [6]	1,000	*	1,000	0	—
William C. Cunningham III	2,000	*	2,000	0	—
Dick Owston	5,400	*	5,400	0	—
Pag & Pag, Inc.	16,000	*	16,000	0	—
Jacqueline Alain	2,000	*	2,000	0	—
Adam Kirosingh	12,500	*	12,500	0	—
Greg Wallis	40,000	*	40,000	0	—
Raja Maganti	15,000	*	15,000	0	—
Linda S. Donavan	10,000	*	10,000	0	—
Sreedara Alla	5,000	*	5,000	0	—
William G. Nelson Jr.	5,000	*	5,000	0	—
Cindy A. Brown	25,000	*	25,000	0	—
Rufus J. Guidry	20,000	*	20,000	0	—
Valerie Moran	5,000	*	5,000	0	—
Barbara Nasser [14]	5,000	*	5,000	0	—
Sharon Reel-Bowles	5,000	*	5,000	0	—
Joanne A. Kirby	7,500	*	7,500	0	—
Lesa Hanks [8]	15,000	*	15,000	0	—
Brandon Hanks [8]	5,000	*	5,000	0	—
Michael Williams [7]	40,000	*	40,000	0	—
Brandon Williams [7]	40,000	*	40,000	0	—
Steve Roscoe [9]	5,000	*	5,000	0	—
Tina Roscoe [9]	5,000	*	5,000	0	—
Tyler Roscoe [9]	2,000	*	2,000	0	—
Shawna McGill	5,000	*	5,000	0	—
Amber Blossom	5,000	*	5,000	0	—
Penny Peterson	5,000	*	5,000	0	—
Tamara Fugate	1,000	*	1,000	0	—
Alice Robb [10]	2,000	*	2,000	0	—
Chad H. Robb [10]	2,000	*	2,000	0	—
Nancy Straley Ledbetter	2,000	*	2,000	0	—
Teresa C. Gipson	5,000	*	5,000	0	—
Mala Daggett	2,000	*	2,000	0	—
Carl London	5,000	*	5,000	0	—
Island Capital Management, LLC.	40,000	*	40,000	0	—
Christopher Breault [4]	10,000	*	10,000	0	—
Nicholas Breault [4]	10,000	*	10,000	0	—
Ronnie Jackson	15,000	*	15,000	0	—
Danny F. McGill	5,000	*	5,000	0	—
Hazel M. Leslie	20,000	*	20,000	0	—
Alexander Borges dos Santos [3]	20,000	*	20,000	0	—
John Mastoloni [3]	40,000	*	40,000	650,000	6.82%
James Ketner [3]	40,000	*	40,000	7,760,000	81.42%
Michelle LynRay [3]	40,000	*	40,000	520,000	5.46%
Total	601,300	6.30%	601,300	8,930,000	93.70%

Notes

*  Represents less than 1%

[1]  The named party beneficially owns and has sole voting and investment power over all shares or rights to these shares, unless otherwise shown in the table. The numbers in this table assume that none of the Selling Stockholders sells shares of common stock not being offered in this prospectus or purchases additional shares of common stock, and assumes that all shares offered are sold.

[2]  Applicable percentage of ownership is based on 9,531,300 shares of common stock outstanding. There are no outstanding securities convertible into or exercisable for common stock of the Company.

[3]  Principals affiliated with the company.

[4]  Christopher Breault is the Brother of Nicholas Breault, and does not live at the same address.

[5]  Eilleu Thadeu is the wife of David Thadeu, and lives at the same address.  Chad Thadeu is the son of David and Eilleu Thadeu, and does not live at the same address.

[6]  Brian O’Clair is the brother of Jennifer O’Clair, and does not live at the same address.

[7]  Brandon Williams is the son of Michael Williams, and does not live at the same address.

[8]  Brandon Hanks is the son of Lesa Hanks, and does not live at the same address.

[9]  Tina Roscoe is the wife of Steve Roscoe, and lives at the same address.  Tyler Roscoe is the son of Steve and Tina Roscoe, and does not live at the same address.

[10]  Chad H. Robb is the son of Alice Robb, and does not live at the same address.

Family Relationships

James Ketner is the President of the Company.

[11]  Mrs. Hanson is the sister of President/CEO/Chairman, James Ketner and does not live at the same address as the principal.

[12]  Mr. Hanson is the Brother-in-Law of President/CEO/Chairman, James Ketner and does not live at the same address as the principal.

[13]  Mrs. Ketner is the mother of President/CEO/Chairman, James Ketner, and does not live at the same address as the principle.

[14]  Mrs. Nasser is the Aunt of President/CEO/Chairman, James Ketner and does not live at the same address as the principal.

Other than referenced above, none of the Selling Stockholders:

has had a material relationship with us other than as a stockholder at any time within the past three years; or

has ever been one of our officers and directors.

BLUE SKY

Thirty-five states have what is commonly referred to as a "manual exemption" for secondary trading of securities such as those to be resold by selling stockholders under this registration statement. In these states, so long as we obtain and maintain a listing in Standard and Poor's Corporate Manual, secondary trading can occur without any filing, review or approval by state regulatory authorities in these states. These states are: Alaska, Arizona, Arkansas, Colorado, Connecticut, District of Columbia, Nevada, Hawaii, Idaho, Indiana, Iowa, Kansas, Maine, Maryland, Massachusetts, Michigan, Mississippi, Missouri, Nebraska, Nevada, New Jersey, New Mexico, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Rhode Island, South Carolina, Texas, Utah, Washington, West Virginia, and Wyoming. We cannot secure this listing, and thus this qualification, until after this registration statement is declared effective. Once we secure this listing, secondary trading can occur in these states without further action.

All our shareholders currently reside in these states or outside the U.S. We intend to make appropriate filings in California, Illinois and Georgia, or comply with all secondary trading exemptions in such states, to permit sales of the securities registered in this offering.

PLAN OF DISTRIBUTION

The selling shareholders are offering up to 601,300 shares of common stock. The selling shareholders will offer and sell their shares at $.65 per share until our shares are quoted on the OTC Bulletin Board, and, assuming we secure this qualification for quotation, thereafter at prevailing market prices or privately negotiated prices.

Our common stock is not currently quoted on the OTCBB. No market may ever develop for our stock. The selling stockholders may sell any of its common shares offered under this Prospectus from time to time. Sales may be made directly or through brokers or dealers in connection with trades by the selling stockholders through the OTCBB or otherwise. To the extent required by applicable law, a supplement to the Prospectus relating to the common shares being offered will set forth the terms of the offering of the common shares, including the name or names of any underwriters, dealers or agents, the purchase price of the common shares and the proceeds to the selling stockholders from such sale, any delayed delivery arrangements, any underwriting discounts and other items constituting underwriters' compensation, the initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers.

If dealers are used in the sale of common shares with respect to which this Prospectus is delivered or with respect to any block trades, the selling shareholder will sell such common shares to the dealers as principals. The dealers may then sell such common shares to the public at varying prices to be determined by such dealers at the time of resale. The name of the dealers and the terms of the transaction will be set forth in the prospectus supplement relating to the extent required by law.

In connection with the sale of the common shares, agents may receive compensation from the selling stockholders or from purchasers of common shares for whom they may act as agents in the form of discounts, concessions or commissions. Agents and dealers participating in the distribution of the common shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any discounts or commissions received by them from the selling shareholder and any profit on the resale of the common shares by them may be deemed to be underwriting discounts or commissions under such Act.

Upon our being notified by a selling stockholders of any change in the identity of the selling stockholders or that any material arrangement has been entered into with a broker or dealer for the sale of any common shares through a secondary distribution, or a purchase by a broker or dealer, a prospectus supplement will be filed, if required, pursuant to Rule 424(b) under the Securities Act of 1933, disclosing: (i) the names of such brokers or dealers, the number of common shares to be sold; (ii) the price at which such common shares are being sold; (iii) the commissions paid or the discounts or concessions allowed to such brokers or dealers; (iv) where applicable, that such broker or dealer did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented or amended; (v) any change in the identity of the selling stockholders; and other facts material to the transaction.

Agents and dealers may be indemnified under agreements entered into with the selling shareholder against civil liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments that such agents, dealers, or underwriters may be required to make with respect thereto. Agents and dealers may be customers of, engage in transactions with, or perform services for the selling shareholder in the ordinary course of business.

OTC BULLITEN BOARD CONSIDERATIONS

The OTC Bulletin Board is separate and distinct from the NASDAQ stock market. NASDAQ has no business relationship with issuers of securities quoted on the OTC Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can de-list issuers for not meeting those standards, the OTC Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. The NASDAQ cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the bulletin board is that the issuer be current in its reporting requirements with the SEC.

Although we anticipate listing on the OTC Bulletin board will increase liquidity for our stock, investors may have greater difficulty in getting orders filled because it is anticipated that if our stock trades on a public market, it initially will trade on the OTC Bulletin Board rather than on NASDAQ. Investors’ orders may be filled at a price much different than expected when an order is placed. Trading activity in general is not conducted as efficiently and effectively as with NASDAQ-listed securities.

Investors must contact a broker-dealer to trade OTC Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker.

Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders - an order to buy or sell a specific number of shares at the current market price - it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

LEGAL PROCEEDINGS

There are no pending or threatened lawsuits against us.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, AND CONTROL PERSONS

The board of directors elects our executive officers annually. A majority vote of the directors who are in office is required to fill vacancies. Each director shall be elected for the term of one year, and until his successor is elected and qualified, or until his earlier resignation or removal. Our directors and executive officers are as follows:

Name	Age	Position
James Ketner	42	President/CEO/Chairman
Michelle LynRay	36	Secretary/Treasurer/Director
John Mastoloni	39	VP/Director
Alexander Borges dos Santos	46	VP/Director

Mr. Ketner joined us in December 2005 as the President, CEO and Chairman of the Board of directors.  He has served as an engineering consultant for large fortune 500 companies for the last 19 years.  Mr. Ketner directed a privately owned company for 14 years before going into semi-retirement in 2002.  In his capacity as President and CEO, Mr. Ketner currently devotes approximately 100% of his time to our business and anticipates that during the next 12 months he will devote approximately 100% of his time to our business. Mr. Ketner will continue to be able to devote the time necessary to Kelyniam Global, Inc. to assure successful implementation of our business plan.

Ms. LynRay joined us in May 2006.  For over 9 years, she directed as an owner, operator, and manager of a privately held small business.  She has a successful track record of directing a business to achieve profitability and growth through marketing, sales and management skills.  In her capacity as Secretary/Treasurer/Director, Ms. LynRay currently devotes approximately 100% of her time to our business and anticipates that during the next 12 months she will devote approximately 100% of her time to our business.

Mr. Mastoloni joined us in December 2005.  He has over 16 years of experience consulting companies to achieve their goals in today’s high end rendering and computing environments. Mr. Mastoloni founded M2 systems in 1997, a company which initially provided services to the jewelry industry.  Mr. Mastoloni diversified M2 systems into a multi faceted company which touches many different industries such as medical, aerospace, automotive, and various manufacturing and design corporations as well as the jewelry industry. Mr. Mastoloni currently has a limited participation in Kelyniam Global, Inc. but will be devoting more of his time in the near future.

Mr. Borges joined us in December 2005.  He has over 29 years of experience as an architectural engineer in the design and construction industry.  He has a proven track record of managing projects from initial conception to project management, while maintaining organization, scheduling, and project financing.  Mr. Borges has been a consultant for several architectural firms in New York City.  Mr. Borges currently has a limited participation in Kelyniam Global, Inc. but will be devoting more of his time in the near future as the company’s South American operations mature.

FAMILY RELATIONSHIPS

There are no family relationships among our officers or directors.

LEGAL PROCEEDINGS

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last five years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•
Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables sets forth the ownership, as of the date of this prospectus, of our common stock by each person known by us to be the beneficial owner of more than 5% of our outstanding common stock, our directors, our executive officers, and directors and executive officers as a group. To the best of our knowledge, the persons named have sole voting and investment power with respect to such shares, except as otherwise noted. There are not any pending or anticipated arrangements that may cause a change in control.

The information presented below regarding beneficial ownership of our voting securities has been presented in accordance with the rules of the Securities and Exchange Commission and is not necessarily indicative of ownership for any other purpose. Under these rules, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is deemed to own beneficially any security as to which such person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities. The percentage of beneficial ownership by any person as of a particular date is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of such date plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, we believe that the beneficial owners of our common stock listed below have sole voting and investment power with respect to the shares shown. The business address for all persons is 1100 North University Avenue, Suite 135, Little Rock, Arkansas 72207.

Shareholders	# of Shares	Percentage
James Ketner	7,800,000	82%
Michelle LynRay	560,000	6%
John Mastoloni	690,000	7%
Alexander Borges dos Santos	20,000	Less than 1%
Directors and Executive Officers as a Group	9,070,000	95%

This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based upon 9,531,300 shares of common stock outstanding as of January 22, 2008.

DESCRIPTION OF SECURITIES

The following description as a summary of the material terms of the provisions of our Articles of Incorporation and Bylaws as they relate to our capital structure. The Articles of Incorporation and Bylaws have been filed as exhibits to the registration statement of which this prospectus is a part.

COMMON STOCK

We have 10,000,000 authorized shares of common stock with $.001 par value. As of January 22, 2008, there were 9,531,300 shares of our common stock issued and outstanding. All shares are equal to each other with respect to liquidation and dividend rights. Holders of voting shares are entitled to one vote for each share that they own at any shareholders' meeting. Holders of our shares of common stock do not have cumulative voting rights.

Each share of common stock entitles the holder to one vote, either in person or by proxy, at meetings of shareholders. The holders are not permitted to vote their shares cumulatively. Accordingly, the shareholders of our common stock who hold, in the aggregate, more than fifty percent of the total voting rights can elect all of our directors and, in such event, the holders of the remaining minority shares will not be able to elect any of the such directors. The vote of the holders of a majority of the issued and outstanding shares of common stock entitled to vote thereon is sufficient to authorize, affirm, ratify or consent to such act or action, except as otherwise provided by law.

Holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available. We have not paid any dividends since our inception, and we presently anticipate that all earnings will be retained for development of our business. Any future disposition of dividends will be at the discretion of our Board of Directors and will depend upon, among other things, our future earnings, operating and financial condition, capital requirements, and other factors.

Holders of our common stock have no preemptive rights or other subscription rights, conversion rights, redemption or sinking fund provisions. Upon our liquidation, dissolution or winding up, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities. There are not any provisions in our Articles of Incorporation or our Bylaws that would prevent or delay change in our control. There are no conversions, preemptive or other subscription rights or privileges with respect to any shares.

INTEREST OF NAMED EXPERTS AND LEGAL MATTER

The balance sheets as of December 31, 2007, and December 31, 2006, and the related statements of operations and comprehensive loss, changes in stockholders’ equity (deficit) and cash flows for the year ended December 31, 2007 and 2006 and for the period from inception (December 30, 2005) through December 31, 2007 included in this prospectus have been audited by Malone & Bailey, PC, an independent registered public accounting firm, to the extent set forth in its report and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The validity of the issuance of the Common Stock offered hereby will be passed upon for the Selling Shareholders by Karlen & Stolzar, LLP.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES LIABILITIES

Our Bylaws, subject to the provisions of Nevada Law, contain provisions which allow the corporation to indemnify any person against liabilities and other expenses incurred as the result of defending or administering any pending or anticipated legal issue in connection with service to us if it is determined that person acted in good faith and in a manner which he reasonably believed was in the best interest of the corporation. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Business Development

Kelyniam Global, Inc. was originally organized and incorporated under the name Ketner Global Investments, Inc. in the state of Nevada on December 30, 2005. On January 1, 2006, the company formally commenced operations.  On December 5, 2007, the name was changed from Ketner Global Investments, Inc. to Kelyniam Global, Inc.  The company’s address is 1100 North University Avenue, Suite 135, Little Rock, Arkansas 72207.

Our phone number is 1-800-280-8192, 1-501-553-9198, FAX 1-501-641-200, and our company’s web site is www.kelyniamcom.

On April 17, 2006, Kelyniam Global, Inc. (the “company”) entered into an agreement to provide engineering consulting for Dassault Falcon Jet Corporation in Little Rock Arkansas.

The contract was a “Time and Material” type contract in which the company was contracted to aid in the reduction of delivery times for aircraft produced at this facility by providing engineering consulting personnel that specialize in this field.  The company entered this contract through a 3rd party recruiting firm which received a large portion of the proceeds generated by the engineers placed by this contract.  The third party was receiving up to 60% of the contracted billing rate in order to front payroll for the contracted engineers placed by Kelyniam Global, Inc.

After approximately one year of engagement with Dassault and the 3rd party recruiting firm, a decision was made by the company’s Directors to not renew this contract in order to enter negotiations with other large scale manufacturing companies in the United States and abroad as a primary Vendor Approved Representative in order to improve profitability by eliminating third party billing.

The company will profit from a substantial billing rate increase once a typical VAR purchase order can be obtained.  The industry standard billing rate for the type of personnel the company provides is approximately $110.00 per hour for each engineer the company places.  The company will receive approximately 50-60% of this billing rate in revenue generation per person contracted at each facility.

Although most corporations pay on a timely basis, the officers of Kelyniam Global, Inc. have learned from past experience that reserves in the order of up to 120 days must be maintained in order to accommodate the possibility of slower paying larger corporations.

For this reason, the company will be seeking additional funding in the near future in order to be able to accommodate payroll terms up to 120 days while maintaining staff at the contracted rates.  The following table sets forth example funding requirements in order to meet payroll needs for extended time periods:

Number of Employees	40 Hours/week @$50 USD/hour	30 Days	60 Days	90 Days	120 Days
5	$10,000	$40,000	$80,000	$120,000	$160,000
10	$20,000	$80,000	$160,000	$240,000	$320,000
20	$40,000	$160,000	$320,000	$480,000	$640,000
30	$60,000	$240,000	$480,000	$720,000	$960,000
40	$80,000	$320,000	$640,000	$960,000	$1,280,000
50	$100,000	$400,000	$800,000	$1,200,000	$1,600,000
We are:

•	An Engineering Consulting firm with research and development in Mechanical Engineering
•	Searching for investments in companies we provide consulting work
•	Seeking additional contracts in the engineering and manufacturing environments.

Since our inception, we have devoted our activities to the following:

•	Developing our business plan for North and South American Markets
•	Providing Engineering consulting services
•	Pursuing additional Engineering Consulting Contracts
•	Developing our long term business strategies in the Global Market place

We also intend to make investments in the company’s in which we provide consulting work and continue with Research and development of alternate methods of electrical generation and the study of vibratory and bounded field harmonics.

Planned Marketing and Future Business Development

Kelyniam Global, Inc. relies heavily on the officers past experience and past contacts to obtain new contacts in the engineering consulting fields.  The officers of the company have extensive experience in these environments.  The company will also rely on the officer’s historic performance and reputation with past customers to obtain, maintain, and acquire these types of contracts.  Kelyniam Global, Inc. also relies on the officer’s experience in conducting business in North and South American to position the company competitively in these emerging markets.

Competition

We compete with other engineers and engineering firms with similar background and experience in the engineering consulting disciplines.  Some of our competitors are more established and have substantially greater resources than us. We have a limited history of operations, and have had only one major contract to provide engineering consulting work for Dassault Falcon Jet in Little Rock Arkansas, and currently do have any revenue generating contracts as of the date of this registration statement.

Kelyniam Global, Inc. intends to compete by offering the most experienced and talented individuals in the field of engineering consulting.

Employees

Currently the Company does not have any employees, other than the following:

James Ketner-President/CEO/Chairman
Michelle LynRay- Secretary/Treasurer/Director
John Mastoloni-VP/Director
Alexander Borges dos Santos-VP/Director

MANAGEMENT’S DISSCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Critical Accounting Policies and Estimates

The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the audited Financial Statements and accompanying notes. Estimates are used for, but not limited to, the accounting for the allowance for doubtful accounts, inventories, income taxes and loss contingencies. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

As of December 31, 2007, the Company has not produced significant revenues from its engineering and management consulting services. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Company” as set forth in SFAS No. 7, “Accounting for Development Stage Entities.” Among the disclosures required by SFAS No. 7 are that the Company’s financial statements be identified as those of a development stage company. In addition, the statements of operations and comprehensive loss, stockholders equity (deficit) and cash flows are required to disclose all activity since the Company’s date of inception.

The Company will continue to prepare its financial statements and related disclosures in accordance with SFAS No. 7 until such time that the Company’s services have generated significant revenues.

The Company recognizes revenue as services are performed. Currently, revenue is recognized from non-contractual consulting services.  The Company currently has no revenue generating contracts and all previous revenues reported from April 17, 2006 through May 10, 2007, were pursuant to a contract providing engineering consulting work for Dassault Falcon Jet, a major aircraft manufacturer in Little Rock, Arkansas.  The contract was a “Time and Material” type contract in which the Company  had been contracted to help in the reduction of delivery times for aircraft produced at this facility by providing engineer consulting personnel that specialize in this field. This contract had been the major source of revenues for the Company, until the contract was terminated.

The Company accounts for marketable securities in accordance with Statements of Financial Accounting Standards (“SFAS”) No. 115 “Accounting for Certain Investments in Debt, and Equity Securities”.  Under this standard, certain investments in debt and equity securities are reported at fair value.  The Company’s marketable securities, which consist primarily of investments in the stock of public companies, are reported as available for sale securities.  The unrealized gain or loss on these securities is reflected as a separate component of shareholders’ equity and any changes in their value are included as other comprehensive income or loss. As of December 31, 2007, the Company has closed the account that was used for investment purposes.

Fixed assets are recorded at cost.  Depreciation and amortization generally are reported on a straight line method for the various assets:  Furniture, fixtures and equipment; 7 years, and computer equipment and automobile; 5 years.  Maintenance and repairs are expensed as incurred while renewals and betterments are capitalized.

The Company estimates that the fair value of all financial instruments at December 31, 2007 and 2006 does not differ materially from the aggregate carrying values of these financial instruments recorded in the accompanying balance sheets.  The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.  Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Income taxes are reported under the liability method pursuant to SFAS No. 109 “accounting for income taxes”. A valuation allowance is provided when the likelihood of realization of deferred tax assets is not assured.

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The Company calculates earnings (loss) per share in accordance with SFAS No. 128, “Earnings per Share”.  Basic earnings (loss) per share was computed by dividing net income (loss) by the weighted average number of common shares outstanding. At December 31, 2007 and 2006, there were no potentially dilutive shares excluded from the calculation of earnings (loss) per share.  The weighted average number of common shares outstanding for 2007and 2006 reflects the two for one (2:1) forward stock split.

The Company financial statements reflect consulting services that includes a compensation expense for employees.  As of December 31, 2007, the Company has entered into an agreement with Ms. Michelle LynRay, (officer and director) for a stock compensation package in which 200,000 additional shares were issued to Ms. LynRay in exchange for services as rendered in the amount of $40,000.

Also, as of December 31, 2007, an agreement was entered into with Mr. John Mastoloni, (director) for a stock compensation package in which 300,000 additional shares were issued to Mr. Mastoloni in exchange for services rendered in the amount of $60,000.

The Company accounts for transactions in which it issues equity instruments to acquire goods or services from non-employees in accordance with the provisions of SFAS No. 123R (as amended).  These transactions are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

As of December 31, 2007, the Company issued 120,000 shares at $.10 per share for of $12,000 for services rendered.  The $12,000 is included in the Company’s operating expenses.

Special Information Regarding Forward Looking Statements

Some of the statements in this Management’s Discussion are “forward-looking statements.” These forward-looking statements involve certain known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, among others, the factors set forth above under “Risk Factors.” The words “believe,” “expect,” “anticipate,” “intend,” “plan,” and similar expressions identify forward-looking statements.

We caution investors not to place undue reliance on these forward-looking statements. We undertake no obligation to update and revise any forward-looking statements or to publicly announce the result of any revisions to any of the forward-looking statements in this document to reflect any future or developments.

However, the Private Securities Litigation Reform Act of 1995 is not available to us as a penny stock issuer and thus we may not rely on the statutory safe harbor from liability for forward-looking statements. Further, Section 27A(b)(2)(D) of the Securities Act and Section 21E(b)(2)(D) of the Securities Exchange Act expressly state that the safe harbor for forward looking statements does not apply to statements made in connection with this offering.

Results of Operations

Kelyniam Global, Inc. was originally organized and incorporated under the name Ketner Global Investments, Inc. in the state of Nevada on December 30, 2005.  On January 1, 2006, the company formally commenced operations.  On December 3, 2007, the name was changed from Ketner Global Investments, Inc. to Kelyniam Global, Inc.  The company’s address is 1100 North University Avenue, Suite 135, Little Rock, Arkansas 72207.  The company is an engineering and management consulting company providing services for, but not limited to, large scale manufacturing industries. We offer a complete cradle to grave consulting service that encompasses all disciplines of the Design, Engineering and Manufacturing process which specializes in the use of CADCAM (Computer aided design computer aided manufacturing).  Our clients are typically in the aircraft and automotive industries.  We also intend to invest in companies within these industries that we provide engineering consultant work for.  Historically, our primary revenue generation has been done by consulting for these larger firms.

Shares of common stock
The Company incorporated December 30, 2005, with 10,000,000 shares of authorized common stock with a par value of $.001.  During 2005, 8,000,000 shares were issued to officers and directors of the Company.  During 2006, the Company sold 98,680 shares of common stock at various prices per share, in private sales, in order to finance the Company’s initial operations.  20,000 shares of this initial offering was repurchased by the company and retired on October 25, 2007.

On July 9, 2007, Pursuant to Rule 477 under the Securities Act of 1933, as amended, the Company requested that the Registration Statement on form SB-2 be withdrawn.   The reason for the withdrawal aligned with the Company’s intention to sell additional shares of stock to additional shareholders under the provisions of Rule 506 of Regulation D in accordance with the provisions of Rule 155c before re-filing a new registration statement.

From August 10, 2007, through the date of this registration statement, the company issued and or sold approximately 1,452,620 additional shares to approximately 37 new shareholders at $.10 per share. Of this total, 120,000 shares were issued in exchange for services and 1,000,000 were issued to directors of the Company as a compensation package.

The Company caused to be in effect a two for one (2:1) forward stock split with the certificates of record as of December 10, 2007.  At Date of this registration statement, the total outstanding common stock was 9,531,300 (post split)

Revenue Recognition
For the year ending December 31, 2005, the company generated no revenues.  The company formally commenced operations on January 1, 2006 and began pursuing contracts in engineering consulting work in the United States.

On April 17, 2006, the company had entered into an agreement to provide engineering consulting for Dassault Falcon Jet Corporation in Little Rock Arkansas.  The contract was a “Time and Material” type contract in which the company was contracted to aid in the reduction of delivery times for aircraft produced at this facility by providing engineer consulting personnel that specialize in this field.

After approximately one year, a decision was made to not renew this contract.  The primary reason for not renewing the contract was in order for the Company to become a Vendor Approved Representative in order to eliminate third and fourth party billing.  Kelyniam Global, Inc. is currently in negotiations with other aircraft manufactures in the capacity of a primary VAR in order to improve profitability.  The company will profit from a substantial billing rate increase once a typical VAR purchase order can be obtained.  The industry standard billing rate for the type of personnel the company provides is around $110.00 per hour for each engineer that the company provides.  The company will receive approximately 50-60% of this billing rate in revenue generation per person contracted at each facility.

Currently, revenue is recognized for non-contractual consulting services.

While we cannot predict future performance, we believe opportunities exist for growth in the United States and South America.  We are continually looking into possible contracts or agreements, which could assist in the Company’s growth.

The following comparisons in results of operations are based on the year ended December 31, 2007 and 2006 as reflected in the financial statements included in this prospectus.

Revenues from contractual and non-contractual consulting performed for the year ended December 31, 2007 were $46,567, as compared to revenues of $69,250 from the year ended December 31, 2006.  The Company did not have any formal contract to perform consulting after May 10, 2007 which resulted in the reduction of revenue during the year ended December 31, 2007.

Operating expenses for the year ended December 31, 2007 was $219,649 as compared to an expense in the amount of $79,359 for the year ended December 31, 2006.  The primary components of operation expenses for the periods were general and administrative expenses and professional fees.  The overall increase of $140,290 for the year ended December 31, 2007 is attributed to the Company’s continued day-to-day operations; a $16,888 increase in professional fees, primarily due to fees incurred in order for the Company to become a fully reporting publicly traded company; and an increase consulting expense for shares issued to directors of the Company for services in the amount of $100,000.

The Company had other expenses of $9,619 for the year ended December 31, 2007, as compared to $35,078 for the year ended December 31, 2006.  The other expenses primarily consist of interest expense and loss on sale of securities.  The $1,636 increase in interest expense for the year ended December 31, 2007 are primarily related to the Company incurring debt in the acquisition of assets through financing. The $27,095 decrease in loss on sale of securities for the year ended December 31, 2007 is attributed to management’s decision to limit investments in marketable securities.

As a result of the foregoing, we had a net loss for the year ended December 31, 2007 and 2006 of $182,701 and $45,187 respectively.

Liquidity and Capital Resources

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  As reflected in the financial statements, losses from December 30, 2005 (inception) to December 31, 2007 aggregated $227,888 and raise substantial doubt about the Company’s ability to continue as a going concern.  The Company’s cash flow requirements during this period have been met by contributions of capital and debt financing.

Management’s plans include the potential expansion of its business. The Company anticipates that financing will be required for further growth of the company, and currently, no engagements have been made for this financing and the company cannot determine if and when this financing could or will be made available.  No assurance can be given that there will be sources of financing available to the company.  If the Company is unable to generate profits, or unable to obtain additional funds for its working capital needs, it may have to cease operations.

The financial statements do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

We are at the initial stages of trying to meet the requirements of the SEC to become a fully reporting company.  If we fail to meet these requirements, we will be unable to secure a qualification for quotation of our securities on the over the counter bulletin board, or if we have secured a qualification, may lose the qualification and our securities would no longer trade on the over the counter bulletin board.  Further, if we fail to meet these obligations and as a consequence we fail to satisfy our SEC reporting obligations, investors will now own stock in a company that does not provide the disclosure available in quarterly and annual reports filed with the SEC and investors may have increased difficulty in selling their stock as we will be non-reporting.

The operating costs we incur consist primarily of rent, professional fees, insurance premiums, consulting fees, and general and administrative expenses.  Our ability to operate profitably in the future depends on our ability to maintain non-contractual consulting services, obtain contracts in the future, and to raise additional funds.  Additionally, we are attempting to streamline our operations and reviewing other possible areas of cost reductions.

Our office space is currently leased through a non-cancelable operating lease which expires December 31, 2008.  Rental costs for the premises for the year ended December 31, 2007 and 2006 were $5,891 and $4,208 respectively.  The minimum rental expense projected for fiscal 2008 is $6,060.

During the year ended December 31, 2007 we had net cash from operating activities of $331, as compared to $28,358 in the comparable period last year.  The decrease in cash from operating activities resulted from an increase in the Company’s accounts payable due to accounting and legal fees incurred during that period and a decrease in accounts receivable along with non-cash charges for stock issued for services, depreciation of assets, and loss on sale of securities and the Company’s net loss.

We had net cash used provided by investing activities of $253 for the year ended December 31, 2007, as compared to $40,758 used in the comparable period last year.  The net cash used in investing activities during both year end periods resulted primarily from the purchase of marketable securities and fixed assets and net borrowings from related parties offset from the sale of marketable securities.

We had net cash provided by financing activities of $5,983 for the year ended December 31, 2007, as compared to $14,366 from financing activities for the same time period in the previous year.  The cash provided by financing activities during the year ended December 31, 2007  and 2006 was primarily a result of cash received from the issuance of common stock and stock subscriptions received offset by the repayment of long-term debt.

As a result of the foregoing, the Company had a net increase of $6,567 in cash resulting in a total cash of $8,533 for the year ended December 31, 2007, as compared to a $1,966 increase and total for the comparable period last year.

One of the officer/directors of the Company has made interest free advances to the Company.  At the Company’s inception in 2005, the officer contributed office furnishings and equipment in the amount of $1,913.  During Fiscal 2006, the officer made a loan to the Company, in the amount of $13,000, by way of an automobile trade.  As of December 31, 2007, the balance of this loan payable is $10,985.  The balance of this loan will be paid as cash flow permits.

Another of the officer/directors of the Company has made interest free advances to the Company. At the Company’s inception in 2005, the officer contributed computer equipment in the amount of $3,000.  During Fiscal 2006, the officer made a loan to the Company, in the amount of $20,000, by way of an automobile trade.  As of December 31, 2007, the balance of this loan payable is $12,781. The balance of this loan will be paid as cash flow permits.

The Company had entered into notes payable for fixed assets in the amount of $40,098 during Fiscal 2006.  There were no additional purchases made in Fiscal 2007.  The notes payable incurred in 2006 are primarily for two automobiles that are being repaid at an interest rate of 5.9% and both notes are due to be paid in full by the year 2011.

The company has had only one contract, and at the time of this offering, the company has no revenue generating contracts and because the company maintains almost zero cash on hand,  there is significant possibility that the company will not being able to continue as a going concern.
Management feels the ability for the company to grow and expand more rapidly is entirely depended on the ability to raise additional funds in the future.  At the same time, management also feels it is important to realize that we are a new and developing company with a limited history of operations, revenue, and cash on hand.

The revenue generated by the company for the year ended December 31, 2007 and 2006, was used toward the repayment of debts incurred as a result of operations.  The company will continue to maintain limited cash on hand until all debts the company has incurred have been repaid.  The company currently has a debt load of approximately $139,928.  The Company’s ability to repay this debt is dependent on the Company’s ability to obtain and maintain revenue generating contracts to provide engineering consulting work in the future.

The company will be seeking additional contracts in the future and the hiring of additional engineers.  Typically, a contract engineer in the United States, with 5-10 years experience with a CADCAM engineering and manufacturing background receives between $50 to $60 USD per hour.  In order to be able to meet the kind of payroll necessary to add an additional, for example, 5 employees for 2007, and to be able to continue payroll through extended billing cycles to clients of up to 120 days or more, a working capital larger than what the company currently has on hand will be required.  In order for the company to accomplish this growth, it will be necessary to raise additional funds from an offering of our stock in the future.  However, this offering may not occur, or if it occurs, may not raise the required funding for the company’s growth.  Currently, the company does not have any plans or specific agreements for new sources of funding or any planned material acquisitions.  We have no agreements, commitments or understandings in place concerning this type of offering.

Our ability to continue as a going concern is dependent on our ability to maintain non-contractual consulting services, secure contracts in the future, and to raise additional funds.  Our independent auditors have indicated that there is substantial doubt about our ability to continue as a going concern over the next twelve months. Our poor financial condition could inhibit our ability to achieve our business plan. Because we have a limited history of operations, an investor cannot determine if we will continue profitability and growth.

We have not attained profitable operations and may be dependent upon obtaining financing to pursue our long-term business plan. For these reasons our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern.

The company recorded losses on the sales of marketable securities for year ended December 31, 2007 and 2006, of $6,187 and $33,282 respectively.  The substantial reduction in Fiscal 2007 is due to management’s decision to limit investments in marketable securities until a more profitable situational occurs, and a significant reduction of current liabilities has been obtained.

OFF-BANANCE SHEET ARRANGEMENTS

The company currently has no Off-balance sheet arrangements.

DESCRIPTION OF PROPERTY

We currently rent the following property:

•	Address: City/State/Zip: 1100 North University Avenue, Suite 135, Little Rock Arkansas 72207
•	Number of Square Feet: 700
•	Name of Landlord: RPM Management
•	Term of Lease: Annual, expiring 12/31/08
•	Monthly Rental: $485.60
•	Is adequate for current needs

We do not intend to renovate, improve, or develop properties. We are not subject to competitive conditions for property and currently have no property to insure. We have no policy with respect to investments in real estate or interests in real estate and no policy with respect to investments in real estate mortgages. Further, we have no policy with respect to investments in securities of or interests in persons primarily engaged in real estate activities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Kelyniam Global, Inc. was initially formed under the name Ketner Global Investments, Inc., and was incorporated in the state of Nevada on December 30, 2005. On January 1, 2006, The Company commenced operations, and began its pursuit of engineering consulting contracts in North America and South America.  In 2006, the officers acquired their beneficial ownership of their stock.

On October 24, 2007, by a unanimous written consent of the board of directors of Kelyniam Global, Inc., an agreement was entered into with Ms. Michelle LynRay, for a stock compensation package in where 400,000 additional shares were issued to Ms. LynRay in exchange for services rendered in the amount of $40,000.

On December 7, 2007, by a unamimous written consent of the board of directors of Kelyniam Global, Inc., an agreement was entered into with Mr. John Mastoloni, for a stock compensation package in where 600,000 additional shares were issed to Mr. Mastoloni in exchange for services rendered in the amount of $60,000.

The above table shows the current share distribution for the company’s officers at the time of this registration statement.

One of the officer/directors of the Company has made interest free advances to the Company.  At the Company’s inception in 2005, the officer contributed office furnishings and equipment in the amount of $1,913.  During Fiscal 2006, the officer made a loan to the Company, in the amount of $13,000, by way of an automobile trade.  As of December 31, 2007, the balance of this loan payable is $10,985.  The balance of this loan will be paid as cash flow permits.

Another of the officer/directors of the Company has made interest free advances to the Company. At the Company’s inception in 2005, the officer contributed computer equipment in the amount of $3,000.  During Fiscal 2006, the officer made a loan to the Company, in the amount of $20,000, by way of an automobile trade.  As of December 31, 2007, the balance of this loan payable is $12,781. The balance of this loan will be paid as cash flow permits.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

There is no established public trading market for our securities and a regular trading market may not develop, or if developed, may not be sustained. A shareholder in all likelihood, therefore, will not be able to resell his or her securities should he or she desire to do so when eligible for public re-sales. Furthermore, it is unlikely that a lending institution will accept our securities as pledged collateral for loans unless a regular trading market develops. We have no plans, proposals, arrangements, or understandings with any person with regard to the development of a trading market in any of our securities.

Penny Stock Considerations

Our shares will be "penny stocks" as that term is generally defined in the Securities Exchange Act of 1934 to mean equity securities with a price of less than $5.00. Our shares thus will be subject to rules that impose sales practice and disclosure requirements on broker-dealers who engage in certain transactions involving a penny stock.

Under the penny stock regulations, a broker-dealer selling a penny stock to anyone other than an established customer or accredited investor must make a special suitability determination regarding the purchaser and must receive the purchaser's written consent to the transaction prior to the sale, unless the broker-dealer is otherwise exempt. Generally, an individual with a net worth in excess of $1,000,000, or annual income exceeding $100,000 individually or $400,340 together with his or her spouse, is considered an accredited investor. In addition, under the penny stock regulations the broker-dealer is required to:

•
Deliver, prior to any transaction involving a penny stock, a disclosure schedule prepared by the Securities and Exchange Commissions relating to the penny stock market, unless the broker-dealer or the transaction is otherwise exempt;

•	Disclose commissions payable to the broker-dealer and our registered representatives and current bid and offer quotations for the securities;

•
Send monthly statements disclosing recent price information pertaining to the penny stock held in a customer's account, the account's value and information regarding the limited market in penny stocks; and

•
Make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction, prior to conducting any penny stock transaction in the customer's account.

Because of these regulations, broker-dealers may encounter difficulties in their attempt to sell shares of our common stock, which may affect the ability of selling shareholders or other holders to sell their shares in the secondary market and have the effect of reducing the level of trading activity in the secondary market. These additional sales practice and disclosure requirements could impede the sale of our securities, if our securities become publicly traded. In addition, the liquidity for our securities may be decreased, with a corresponding decrease in the price of our securities. Our shares in all probability will be subject to such penny stock rules and our shareholders will, in all likelihood, find it difficult to sell their securities.

OTC Bulletin Board Qualification for Quotation

To have our shares of common stock on the OTC Bulletin Board, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an NASD Market Maker to file our application on Form 211 with the NASD, but as of the date of this prospectus, no filing has been made.  We anticipate, but cannot guarantee, that after this registration statement is declared effective, it will take approximately 2 - 8 weeks for FINRA to issue a trading symbol and allow sales of our common stock that have been registered under this registration statement.

As of the date of this registration statement, there are 461,300 shares of our common stock held by non-affiliates and approximately 9,070,000 shares of our common stock held by affiliates Rule 144 of the Securities Act of 1933 defines as restricted securities.

461,300 of our shares being held by non-affiliates and 140,000 shares held by affiliates are being registered under this registration statement and will be available for sale when the registration statement is declared effective. All of our shares held by affiliates not being registered on this form will be subject to the resale restrictions of Rule 144.  In General, effective February 15, 2008, affiliates holding restricted securities must hold their shares for a period of at least six months, and otherwise comply with the requirements of Rule 144.  Effective February 15, 2008, these restrictions do not apply to re-sales under Rule 144 for non-affiliates holding unregistered shares for at least six months. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Once this registration statement is effective, the shares of our common stock being offered by our selling shareholders will be freely tradable without restrictions under the Securities Act of 1933.

In addition to the shares available for resale under this registration statement, as a result of the provisions of Rule 144, all of the restricted securities could be available for sale in a public market, if developed, beginning 90 days after the date of this prospectus, assuming the volume and method of sale limitations in Rule 144 can be satisfied to the extent required.  The volume limitations limit affiliate sales to no more than 1% of our total issued and outstanding securities every 90 days. The manner of sale limitations requires sales through a broker on the market in an unsolicited transaction. The availability for sale of substantial amounts of common stock under Rule 144 could reduce prevailing market prices for our securities.

Holders

As of the date of this registration statement, we had approximately 57 shareholders of record of our common stock.

Dividends

We have not declared any cash dividends on our common stock since our inception and do not anticipate paying such dividends in the foreseeable future. We plan to retain any future earnings for use in our business. Any decisions as to future payments of dividends will depend on our earnings and financial position and such other facts, as the Board of Directors deems relevant.

Reports to Shareholders

As a result of this offering, we will become subject to the information and reporting requirements of the Securities Exchange Act of 1934 and will file periodic reports, proxy statements, and other information with the Securities and Exchange Commission.   After  this registration statement is declared effective,  we will continue as a reporting company and will be subject to the proxy statement or other information requirements of the 1934 Act as the result of filing a registration statement on Form 8-A. We will voluntarily send an annual report to shareholders containing audited financial statements.

Where Investors Can Find Additional Information

We have filed with the Securities and Exchange Commission a registration statement on Form SB-2. For further information about us and the shares of common stock to be sold in the offering, please refer to the registration statement and the exhibits and schedules thereto. The registration statement and exhibits may be inspected, without charge, and copies may be obtained at prescribed rates, at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The registration statement and other information filed with the SEC are also available at the web site maintained by the SEC at http://www.sec.gov.

EXECUTIVE COMPENSATION

We have not paid any compensation or have made any options grants to our Directors or Executive Officers, and have no arrangements in place to pay them compensation in the future.

Board Compensation

Members of our Board of Directors do not receive compensation for their services as Directors.

KELYNIAM GLOBAL, INC.
(Previously Ketner Global Investments, Inc)
(A Development Stage Company, Date of Inception December 30, 2005)
FINANCIAL STATEMENTS
DECEMBER 31, 2007

KELYNIAM GLOBAL, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors
Kelyniam Global, Inc.
(A Development Stage Company)
Little Rock, Arkansas

We have audited the accompanying balance sheets of Kelyniam Global, Inc. (a development stage company) as of December 31, 2007 and 2006, and the related statements of operations and comprehensive loss, changes in stockholders’ deficit and cash flows for the years then ended and for the period from December 30, 2005 (inception) to December 31, 2007.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Kelyniam Global, Inc. as of December 31, 2007, and 2006 and the results of its operations and its cash flows for the years then ended and for the period from December 30, 2005 (inception) to December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has incurred operating losses since inception and has a deficit of stockholders' equity of $72,189, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

As discussed in Note 10, the 2006 financial statements have been restated.

/s/ Malone & Bailey, PC
www.malone-bailey.com
Houston, Texas

January 22, 2008

KELYNIAM GLOBAL, INC.
(A Development Stage Company, Date of Inception December 30, 2005)
BALANCE SHEETS
As of December 31, 2007 and 2006

	2007	2006 (as restated)
ASSETS

CURRENT ASSETS
Cash and cash equivalents	$8,533	$1,966
Marketable securities	--	7,216
Accounts receivable	1,200	1,344

Total Current Assets	9,733	10,526

Fixed assets, net of accumulated depreciation of $22,203, and $6,503 respectively	56,844	72,544

Other assets	1,162	486

TOTAL ASSETS	$67,739	$83,556

LIABILITIES AND SHAREHOLDERS’ EQUITY (DEFICIT)

CURRENT LIABILITIES
Current portion of notes payable	$7,719	$7,278
Accounts payable and accrued expenses	85,267	35,590
Loan payable – margin	--	0
Loans payable – related parties	23,766	41,117

Total Current Liabilities	116,752	83,985

Notes payable, net of current portion	23,176	30,815

TOTAL LIABILITIES	139,928	114,800

SHAREHOLDERS’ DEFICIT
Common stock, $.001 Par Value, 10,000,000 shares authorized 9,513,800 and 8,698,680 shares issued and outstanding respectively	9,513	8,098
Additional paid-in capital	146,186	5,089
Accumulated other comprehensive income:
Unrealized gain on available-for-sale securities	--	776
Subscriptions receivable	--	(20)
Deficit accumulated during the development stage	(227,888)	(45,187)

TOTAL SHAREHOLDERS’ DEFICIT	(72,189)	(31,244)

TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$67,739	$83,556

The accompanying notes are an integral part of the financial statements.

KELYNIAM GLOBAL, INC.
(A Development Stage Company)
STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
For the Years ended December 31, 2007 and 2006 and for the Period
From Inception (December 30, 2005) to December 31, 2007

	Year Ended December 31,			From Inception Through December 31,
	2007	2006 (as restated)		2007

REVENUES	$46,567		$69,250	$115,817

OPERATING EXPENSES
General and administrative expenses	63,761		40,359	104,120
Professional fees	55,888		39,000	94,888
Consulting Expense	100,000		--	100,000

Total operating expenses	219,649		79,359	299,008

OPERATING LOSS	(173,082)		(10,109)	(183,191)

OTHER EXPENSE
Interest expense (net)	(3,432)		(1,796)	(5,228)
Loss on sale of securities	(6,187)		(33,282)	(39,469)
Total other expense	(9,619)		(35,078)	(44,697)

NET LOSS	$(182,701)		$(45,187)	$(227,888)

Other comprehensive income (loss):
Unrealized gain (loss) on investment securities	(776)		776	--

Total comprehensive loss	$(183,477)		$(44,411)	$(227,888)

Weighted average shares outstanding:
Basic and diluted	8,303,545		8,081,678
(Loss) available to common shareholders per share
Basic and diluted	$(.02)	$	( .01)

The accompanying notes are an integral part of the financial statements.

KELYNIAM GLOBAL, INC.
(A Development Stage Company)
STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (DEFICIT)
For the Period from Inception (December 30, 2005) through December 31, 2007

	Common Stock		Subscriptions Receivable	Additional Paid-In Capital	Net Unrealized Gain on Investment Securities	Accumulated Deficit	Total
	Shares	Amount
BALANCE, DECEMBER 30, 2005 (Date of Inception)	--	--	--	--	--	--	--

Common stock issued	8,000,000	$8,000	$(3,920)	$(4,000)	$--	$--	$80

BALANCE, DECEMBER 31, 2005	8,000,000	8,000	(3,920)	(4,000)	--	--	80

Common stock issued for:
Cash	98,680	98	--	9,089	--	--	9,187
Stock subscription received	--	--	3,900	--	--	--	3,900
AOCI - Net unrealized gain on available for sale securities	--	--	--	--	776	--	776
Net loss	--	--	--	--	--	(45,187)	(45,187)

BALANCE, DECEMBER 31, 2006 (AS RESTATED)	8,098,680	8,098	(20)	5,089	776	(45,187)	(31,244)

Common stock retired	(20,000)	(20)	--	(980)	--	--	(1,000)
Common stock issued for:
Cash	315,120	315	--	31,197	--	--	31,512
Services	1,120,000	1,120	--	110,880	--	--	112,000
Stock subscription received	--	--	20	--	--	--	20
AOCI - Net unrealized gain on available for sale securities	--	--	--	--	(776)	--	(776)
Net loss	--	--	--	--	--	(182,701)	(182,701)

BALANCE, DECEMBER 31, 2007	9,513,800	$9,513	$--	$146,186	$--	$(227,888)	$(72,189)

The accompanying notes are an integral part of the financial statements.

KELYNIAM GLOBAL, INC.
(A Development Stage Company)
STATEMENTS OF CASH FLOWS
For the Years ended December 31, 2007 and 2006 and for the Period
From Inception (December 30, 2005) through December 31, 2007

	Year Ended December 31,		From Inception through December 31,
	2007	2006 (as restated)	2007

CASH FLOWS FROM OPERATING ACTIVITIES
Net Income (Loss)	$(182,701)	$(45,187)	$(227,888)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	15,700	6,503	22,203
Loss on sale of securities	6,187	33,282	39,469
Stock issued for services	112,000	--	112,000

CHANGES IN OPERATING ASSETS AND LIABILITIES
Accounts receivable	144	(1,344)	(1,200)
Other assets	(676)	(486)	(1,162)
Accounts payable and accrued expenses	49,677	35,590	85,267

NET CASH FLOWS FROM OPERATING ACTIVITIES	331	28,358	28,689

CASH FLOWS FROM INVESTING ACTIVIES
Purchase of marketable securities	(13,234)	(200,684)	(213,918)
Sale of marketable securities	13,487	160,962	174,449

Acquisition of fixed assets	--	(1,036)	(1,036)

NET CASH FLOWS FROM INVESTING ACTIVITIES	253	(40,758)	(40,505)

CASH FLOWS FROM FINANCING ACTIVITIES
Repayments of loan payable-related party	(17,351)	3,284	(14,067)
Stock subscriptions received	20	3,900	3,920
Issuance of common stock	31,512	9,187	40,699
Retirement of common stock	(1,000)	--	(1,000)
Repayment of long term debt	(7,145)	(2,058)	(9,203)
Borrowings from loan payable	(53)	53	--

NET CASH FLOWS FROM FINANCING ACTIVITIES	5,983	14,366	20,349

NET INCREASE (DECREASE) IN CASH	6,567	1,966	8,533
CASH AT BEGINNING OF PERIOD	1,966	--	--
CASH AT END OF PERIOD	$8,533	$1,966	$8,533

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Income taxes paid	$--	$--	$--
Interest paid	$3,432	$1,846	$5,278

NONCASH INVESTING AND FINANCING ACTIVITIES
Officer/Director loan for fix assets	$--	$33,000	$37,913
Fixed assets purchased through issuance of notes payable	$--	$40,098	$40,098
Stock issued for services	$112,000	$--	$112,000

The accompanying notes are an integral part of the financial statements.

KELYNIAM GLOBAL, INC.
(A Development Stage Company, Date of Inception December 30, 2005)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE 1 -	ORGANIZATION, DESCRIPTION OF COMPANY’S BUSINESS AND BASIS OF PRESENTATION

Kelyniam Global, Inc. was originally organized and incorporated under the name Ketner Global Investments, Inc. in the state of Nevada on December 30, 2005. On January 1, 2006, the company formally commenced operations.  On December 3, 2007, the name was changed from Ketner Global Investments, Inc. to Kelyniam Global, Inc.  The company’s address is 1100 North University Avenue, Suite 135, Little Rock, Arkansas 72207.

The company is an engineering and management consulting company providing services for, but not limited to, large scale manufacturing industries. The Company offers a complete cradle to grave consulting service that encompasses all disciplines of the Design, Engineering and Manufacturing process which specializes in the use of CADCAM (Computer aided design computer aided manufacturing), primarily in the aircraft and automotive industries.  The Company also intends to invest in companies within these industries in which engineering consultant work is provided for.  Historically, the primary revenue generation has been done by consulting for these larger firms.

GOING CONCERN

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business.  As reflected in the financial statements, losses from December 30, 2005 (inception) to December 31, 2007 aggregated $227,888 and raise substantial doubt about the Company’s ability to continue as a going concern.  The Company’s cash flow requirements during this period have been met by contributions of capital and debt financing.

Management’s plans include the potential expansion of its business. The Company anticipates that financing will be required for further growth of the company, and currently, no engagements have been made for this financing and the company cannot determine if and when this financing could or will be made available.  No assurance can be given that there will be sources of financing available to the company.  If the Company is unable to generate profits, or unable to obtain additional funds for its working capital needs, it may have to cease operations.

The financial statements do not include any adjustments relating to the recoverability and classification of assets or liabilities that might be necessary should the Company be unable to continue as a going concern.

Development Stage Company

As of December 31, 2007, the Company has not produced significant revenues from its engineering and management consulting services. Accordingly, the Company’s activities have been accounted for as those of a “Development Stage Company” as set forth in SFAS No. 7, “Accounting for Development Stage Entities.” Among the disclosures required by SFAS No. 7 are that the Company’s financial statements be identified as those of a development stage company. In addition, the statements of operations, stockholders equity (deficit) and cash flows are required to disclose all activity since the Company’s date of inception.

The Company will continue to prepare its financial statements and related disclosures in accordance with SFAS No. 7 until such time that the Company’s services have generated significant revenues.

Common Stock Split

On October 28, 2007, the Company effected a two-for-one stock split. All share and per share information has been retroactively adjusted to reflect the stock split.

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Revenue Recognition

The Company recognizes revenue as services are performed. Currently, revenue is recognized from non-contractual consulting services.  The Company currently has no revenue generating contracts and all previous revenues reported from April 17, 2006 through May 10, 2007, were pursuant to a contract providing engineering consulting work for Dassault Falcon Jet, a major aircraft manufacturer in Little Rock, Arkansas.  The contract was a “Time and Material” type contract in which the Company  had been contracted to help in the reduction of delivery times for aircraft produced at this facility by providing engineer consulting personnel that specialize in this field. This contract had been the major source of revenues for the Company, until the contract was terminated.

KELYNIAM GLOBAL, INC.
(A Development Stage Company, Date of Inception December 30, 2005)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition Cont’d

The Company’s principal shareholders provide the consulting services on behalf of the Company to generate revenues for the Company. The Company does not pay for such services. Since the Company is at the early stage as a development stage company, the Company does not impute service expenses.

Marketable Securities

The Company accounts for marketable securities in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 115 “Accounting for Certain Investments in Debt, and Equity Securities”.  Under this standard, certain investments in debt and equity securities are reported at fair value.  The Company’s marketable securities, which consist primarily of investments in the stock of public companies, are reported as securities available for sale.  The unrealized gain (loss) on these securities is reflected as a separate component of shareholders’ equity and any changes in their value are included in the comprehensive loss.  As of December 31, 2007, the Company has closed the account that was used for investment purposes.

Cost used in the computation of realized gains and losses is determined using the average cost method.  There were sales of marketable securities during the year ended December 31, 2007 in the amount of $13,487 resulting in net losses of $6,187.  For the year ended December 31, 2006, there were sales of marketable securities in the amount of $160,962, resulting in net losses of $33,282.

Depreciation and Amortization

Fixed assets are recorded at cost.  Depreciation and amortization generally are reported on a straight line method for the various assets as follows:

Furniture, fixtures and equipment	7 years
Computer equipment	5 years
Automobile	5 years

Maintenance and repairs are expensed as incurred while renewals and betterments are capitalized.

Fair Value of Financial Instruments

The Company estimates that the fair value of all financial instruments at December 31, 2007 and 2006 does not differ materially from the aggregate carrying values of these financial instruments recorded in the accompanying balance sheets.  The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.  Considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value, and, accordingly, the estimates are not necessarily indicative of the amounts that the Company could realize in a current market exchange.

Income Taxes

Income taxes are reported under the liability method pursuant to SFAS No. 109 “Accounting for Income Taxes”.  A valuation of allowance is provided when the likelihood of realization of deferred tax assets is not assured.

KELYNIAM GLOBAL, INC.
(A Development Stage Company, Date of Inception December 30, 2005)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE 2 -	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Use of Estimates

The preparation of the financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Earnings (Loss) Per Share

The Company calculates earnings (loss) per share in accordance with SFAS No. 128, “Earnings Per Share”.  Basic earnings (loss) per share was computed by dividing net income (loss) by the weighted average number of common shares outstanding. At December 31, 2007 and 2006, there were no potentially dilutive shares excluded from the calculation of earnings (loss) per share.  The weighted average number of common shares outstanding  reflects the two for one (2:1) forward stock split effective December 10, 2007.

Employee Compensation

The Company financial statements reflect consulting services that includes a compensation expense for employees.  As of December 31, 2007, the Company has entered into an agreement with Ms. Michelle LynRay, (officer and director) for a stock compensation package in which 400,000 additional shares were issued to Ms. LynRay in exchange for services as rendered in the amount of $40,000.

Also, as of December 31, 2007, an agreement was entered into with Mr. John Mastoloni, (director) for a stock compensation package in which 600,000 additional shares were issued to Mr. Mastoloni in exchange for services rendered in the amount of $60,000.

Share-Based Payments

The Company accounts for transactions in which it issues equity instruments to acquire goods or services from non-employees in accordance with the provisions of SFAS No. 123R (as amended).  These transactions are accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.

As of December 31, 2007, the Company issued 60,000 (representing 120,000 shares after the two for one (2:1) forward stock split) shares at $.20 per share for a dollar amount of $12,000 for services rendered.  The $12,000 is included in the Company’s operating expenses.

Recent Accounting Pronouncements

The Company does not believe recent accounting pronouncements have an material impact on its financial statements.

NOTE 3 -	FIXED ASSETS

Fixed assets consist of the following:
	December 31,
ITEM	2007	2006

Furniture and fixtures	$1,913	$1,913
Automobiles	73,098	73,098
Computer Equipment	4,036	4,036
	79,047	79,047
Less depreciation	22,203	6,503
Net fixed assets	$56,844	$72,544

Depreciation expense for the year ended December 31, 2007 and 2006 was $15,700 and $6,503 respectively.

KELYNIAM GLOBAL, INC.
(A Development Stage Company, Date of Inception December 30, 2005)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE 4 -	ISSUANCE OF COMMON STOCK

The Company incorporated December 30, 2005, with 10,000,000 shares of authorized common stock with a par value of $.001.  During 2005, 8,000,000 shares were issued to officers and directors of the Company.  During 2006, the Company sold 98,680 shares of common stock at various prices per share, in private sales, in order to finance the Company’s initial operations.

From August 10, 2007, through the year ended December 31, 2007, the company sold approximately 1,435,120 additional shares to approximately 37 new shareholders at $.10 per share. Of this total, 120,000 shares were issued in exchange for services and 1,000,000 were issued to directors of the Company as a compensation package.

The Company caused to be in effect a two for one (2:1) forward stock split with the certificates of record as of December 10, 2007.

NOTE 5 -	INCOME TAXES

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes using the enacted tax rates in effect in the years in which the differences are expected to reverse.  Because of the questionable ability of the Company to utilize these deferred tax assets, the Company has established a 100% valuation allowance for these assets.

As of December 31, 2007 and 2006, the Company’s deferred income taxes are comprised of the following:

	December 31,
	2007	2006
Deferred tax assets
Net operating losses	$24,162	$1,556
Capital loss	13,419	11,316
Depreciation	1,306	466

Total deferred tax assets	38,887	13,338

Valuation allowance	(38,887)	(13,338)

Deferred tax assets	$--	$--

	December 31,
	2007		2006

Net loss		$182,701		$45,187
Permanent differences-nondeductible book losses		(107,557)		(5958)
Adjusted tax net loss		75,144		39,229
At 34% Federal tax rate		25,549		13,338
Change in valuation allowance		(25,549)		(13,338)

Income tax expense	$	- 0 -	$	- 0 -

KELYNIAM GLOBAL, INC.
(A Development Stage Company, Date of Inception December 30, 2005)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE 5 -	INCOME TAXES (CONTINUED)

At December 31, 2007, the Company had net operating loss carry forwards and capital loss carry forwards of approximately $63,500 and $6,187 for federal and state purposes, which expire through 2026 and 2011, respectively.  At December 31, 2006, the Company had net operating loss carry forwards and capital loss carry forwards of approximately $7,500 and $33,282 for federal and state purposes, which expire through 2026 and 2011, respectively.  The utilization of the operating loss carry forward may be limited based upon changes in ownership as defined in the Internal Revenue Code. The capital loss carry forward is limited to the offset against future capital gains, if any.

NOTE 6 -	RENTAL COMMITMENTS

The Company leases its current office space through a noncancelable operating lease which expires December 31, 2008.  During 2006, the Company occupied space that was previously occupied by an entity owned by one of the officers of the Company. The Company paid the rent for these facilities pursuant to the lease in effect with the officer’s entity. Rental expense for the year ended December 31, 2007 was $5,891 and for the year ended 2006 was $4,208.

The minimum rental payments for year ended 2008 is $6,060.

NOTE 7-	MAJOR CUSTOMERS

The Company has had only one contractual customer which accounts for virtually all of revenues and accounts receivable for the years ended December 31, 2007 and 2006.

NOTE 8 -	LONG-TERM DEBT

The Company’s long-term debt consists of the following:

Description	Interest Rate	Due Date	December 31, 2007

Automobile loan payable in monthly installments of $370.68 including interest, collateralized by the automobile	5.9%	2011	$14,620

Automobile loan payable in monthly installments of $403.89 including interest, collateralized by the automobile	5.9%	2011	16,275

			30,895

Less: current notes payable			7,719

			$23,176

Long-term debt matures as follows:

The year ended December 31,

2008	$7,719
2009	8,187
2010	8,683
2011	6,306
Total	$30,895

KELYNIAM GLOBAL, INC.
(A Development Stage Company, Date of Inception December 30, 2005)
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2007

NOTE 9-	RELATED PARTY TRANSACTIONS

One of the officer/directors of the Company has made interest free advances to the Company. During 2005, the officer contributed office furnishings and equipment in the amount of $1,913.  During 2006, the officer made a loan to the Company, in the amount of $13,000, by way of an automobile trade.  As of December 31, 2007, the balance of this loan payable is $10,985.  The balance of this loan will be paid as cash flow permits.

Another of the officer/directors of the Company has made interest free advances to the Company. During 2005, the officer contributed computer equipment in the amount of $3,000.  During 2006, the officer made a loan to the Company, in the amount of $20,000, by way of an automobile trade.  As of December 31, 2007, the balance of this loan payable is $12,781.  The balance of this loan will be paid as cash flow permits.

NOTE 10-	RESTATEMENT

Subsequent to the issuance of the Company’s 2006 combined financial statements, the Company’s management determined that corrections were required to the previously reported financial statements to correct some errors in accounting for stocks issues for services. As a result, the balance sheet as of December 31, 2006 and statements of operations and comprehensive income for the year then ended have been restated from the amounts previously reported.

	As previously stated	As restated
BALANCE SHEET AT 12/31/2006

Loans payable – related parties – current	$35,117	$41,117
Additional paid-in capital	83,838	5,089
Retained deficit	(114,186)	(45,187)

STATEMENT OF OPERATIONS AND COMPREHENSIVE INCOME

Consulting Expense	$69,000	$--
Net loss	(114,186)	(45,187)
Total comprehensive loss	(183,477)	(113,410)

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On November 12, 2007 Seligson & Giannattasio, LLP resigned as our independent accountants. On November 13, 2007 we filed an Form 8-K to change our independent accountants and appointed Malone & Bailey, PC as our new independent accountants.

The reports of Seligson & Giannattasio, LLP on the Registrant's financial statements for the past two fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that in its report for the past two fiscal years, Seligson & Giannattasio, LLP has included an opinion that, due to the Registrant's accumulated losses and net losses and cash used in operations, there was substantial doubt as to the Registrant's ability to continue as a going concern.

In connection with its audits for the two most recent fiscal years there have been no disagreements with Seligson & Giannattasio, LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Seligson & Giannattasio, LLP, would have caused them to make reference thereto in their reports on the financial statements for such years.

PROSPECTUS

KELYNIAM GLOBAL, INC.

Dated:  January 22, 2008

The selling shareholders are offering up to 601,300 shares of common stock. The selling shareholders will offer and sell their shares at $.65 per share until our shares are quoted on the OTC Bulletin Board, and, assuming we secure this qualification for quotation, thereafter at prevailing market prices or privately negotiated prices.

Dealer Prospectus Delivery Obligation

Until _________ (90 days from the date of this prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II-INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF OFFICERS AND DIRECTORS

Pursuant to Section 607.0850 of the Nevada Statutes, the Registrant has the power to indemnify any person made a party to any lawsuit by reason of being a director or officer of the Registrant, or serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best shares of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The By-laws of Kelyniam Global, Inc. provide that it shall indemnify its directors and officers to the fullest extent permitted by Nevada law.  With regard to the foregoing provisions, or otherwise, Kelyniam Global, Inc. has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Kelyniam Global, Inc. will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such case.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table is an itemization of all expenses, without consideration to future contingencies, incurred or expected to be incurred by us in connection with the issuance and distribution of the securities being offered by this prospectus. Items marked with an asterisk (*) represent estimated expenses. We have agreed to pay all the costs and expenses of this offering. Selling security holders will pay no offering expenses.

ITEM	AMOUNT
SEC Registration Fee*	20
Legal Fees and Expenses	10,000
Accounting Fees and Expenses*	25,000
Printing, Edgar, Postage and Miscellaneous*	1,500
Total*	$36,520
* Estimated Figure

RECENT SALES OF UNREGISTERED SECURITIES

The Company incorporated December 30, 2005, with 10,000,000 shares of authorized common stock with a par value of $.001.  During 2005, 8,000,000 shares were issued to officers and directors of the Company.  During 2006, the Company sold 98,680 shares of common stock at various prices per share, in private sales, in order to finance the Company’s initial operations.  20,000 shares of this initial offering was repurchased by the company and retired on October 25, 2007.

On July 9, 2007, Pursuant to Rule 477 under the Securities Act of 1933, as amended, the Company requested that the Registration Statement on form SB-2 be withdrawn.   The reason for the withdrawal aligned with the Company’s intention to sell additional shares of stock to additional shareholders under the provisions of Rule 506 of Regulation D in accordance with the provisions of Rule 155c before re-filing a new registration statement.

From August 10, 2007, through the date of this registration statement, the company issued and or sold approximately 1,453,120 additional shares to approximately 38 new shareholders at $.10 per share. Of this total, 120,000 shares were issued in exchange for services and 1,000,000 were issued to directors of the Company as a compensation package.

The Company caused to be in effect a two for one (2:1) forward stock split with the certificates of record as of December 10, 2007.  At Date of this registration statement, the total outstanding common stock was 9,531,300 (post split)

We relied upon Section 4(2) and 4(6) of the Securities Act of 1933, as amended for the above issuances. We believed that Section 4(2) and 4(6) were available because:

None of these issuances involved underwriters, underwriting discounts or commissions;

•	We placed restrictive legends on all certificates issued;
•	No sales were made by general solicitation or advertising;
•	The distributions were made only to investors who were accredited or sophisticated enough to evaluate the risks of the investment.

In connection with the above transactions, although some of the investors were accredited, we provided the following to all investors:

•	Access to all our books and records.
•	Access to all material contracts and documents relating to our operations.
•	The opportunity to obtain any additional information, to the extent we possessed such information, necessary to verify the accuracy of the information to which the investors were given access.

Prospective investors were invited to review at our offices at any reasonable hour, after reasonable advance notice, any materials available to us concerning our business. Prospective Investors were also invited to visit our offices.

EXHIBITS

Item 3	1.	Articles of Incorporation of Kelyniam Global, Inc. (2)
	2.	Bylaws of Kelyniam Global, Inc. (3)
	3.	Organizational documents of Kelyniam Global, Inc. (3)
	4.	Exchange Agreement (3)

Item 4		Form of common stock Certificate of the Kelyniam Global, Inc.(1)

Item 5	1.	Consent of Malone & Bailey.*
	2.	Legal opinion and consent of Karlen & Stolzar, LLP. *

*Filed herewith

All other Exhibits called for by Rule 601 of Regulation SB-2 or SK are not applicable to this filing.

(1)	Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws.
(2)	Incorporated by reference to Form DEF 14C filed with commission on November 5, 2007.
(3)	Incorporated by reference to Form SB-2 filed with the commission on November 20, 2006.

UNDERTAKINGS

Information pertaining to our common stock is contained in our Articles of Incorporation and Bylaws. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes to:

(1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing,, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (ss.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

2. For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (§230.424 of this chapter);

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on our behalf by the undersigned, thereunto duly authorized, in Little Rock, Arkansas on January 22, 2008.

Dated: 1/22/2008	KELYNIAM GLOBAL, INC.

/s/ James Ketner
James Ketner
President/CEO/Chairman

Dated: 1/22/2008	/s/ Michelle LynRay
Michelle LynRay
Secretary/Treasurer/Director